EXHIBIT 3.6



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                            Dated 19th December, 1996





                             DISPLAY.IT HOLDINGS PLC


                                      -and-


                             HESTIA INVESTMENTS S.A.











                        AGREEMENT FOR SHARE SUBSCRIPTION






















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THIS AGREEMENT is made the 19th day of December, 1996

BETWEEN

(A) DISPLAY.IT HOLDINGS PLC (registered number 3194226) whose registered office is at Carmelita, 50 Victoria Embankment, London EC46 JDX (the "Company"); and

(B) HESTIA INVESTMENTS SA (registered number 4168513) whose registered office is at 50 Shirley Street CB 13937 Nassau Bahamas (the "Investor").

INTRODUCTION

The Investor has agreed to make an investment in the Company upon the terms and conditions hereafter contained.

AGREED TERMS

1.       Nature of Investment

1.1 The Investor shall subscribe in cash a total of(pound sterling)1,240,000 for 310,000 ordinary shares of 5p each in the capital of the Company.

1.2 It is acknowledged that the price has been agreed at(pound sterling)4 per share.

1.3 The subscription monies shall be paid by telegraphic transfer as set out in column (1) below and the ordinary shares shall be allotted as set out in column (2) below on the dates as set out in column (3) below:

         (1)                                  (2)                       (3)
         Subscription monies                  Shares allotted           Dates

         (pound sterling)1,240,000.00         310,000                   02/17/96

1.4 Subject to payment of the subscription monies due thereof, the Company shall procure that 310,000 ordinary shares of 5p each in the capital of the Company are allotted to the Investor and shall within 5 business days thereafter deliver to the Investor the share certificate thereof. Such shares shall have attached thereto the rights set out in the articles of association of the Company at the date hereof.

2.       Publicity

         As soon as practical after the date of this agreement, the Company and the Investor shall agree on announcement of the Investor's acquisition of share in the Company pursuant to the Agreement.



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3.       Notices

3.1 Any notice or other written communication given under or in connection with this Agreement may be delivered personally or sent by first class post (airmail if overseas) or by telex or facsimile.

3.2 The address for service on the Company or on the Investor shall be their respective registered offices.

3.3 Any such notice or other written communication shall be deemed to have been served:

         (a)      if delivered personally, at the time of delivery;

         (b) if posted, at the expiry of forty-eight hours after it was posted;

         (c) if sent by telex or facsimile message, at the time of transmission.

3.4 In proving such service, it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed, stamped and posted or in the case of a telex, that the intended recipient's answerback code is shown on the copy retained by the sender at the beginning and end of the message or in the case of facsimile message, that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.

4.       Counterparts

         This Agreement may be entered into any number of counterparts and by the prices to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

5.       Law and Jurisdiction

         This Agreement shall be governed by and construed in accordance with English Law and each party to this Agreement submits to the non-exclusive jurisdiction of the English Courts.




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6.       Testimonium

         This Agreement has been entered into on the date first written above.

SIGNED for                                  )
and on behalf of                            )
DISPLAY.IT HOLDINGS PLC                     )




------------------------------------
Director duly authorized to sign



SIGNED for                                  )
and on behalf of                            )
HESTIA INVESTMENTS SA                       )




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Authorized Signatory                     FOR JORDANS (Isle of Man) LIMITED




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